EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of our reserves report which sets forth our estimates of proved reserves and future revenue, as of December 31, 2016, to the Isramco, Inc. overriding royalty interest in certain gas properties located in Tamar and Tamar Southwest Fields, Tamar Lease I/12, offshore Israel, appearing in this Isramco, Inc. Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:    /s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 10, 2017

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